CONTACT: Acura Pharmaceuticals, Inc.,
Investor Relations, Peter A. Clemens, SVP & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. ANNOUNCES
3RD QUARTER 2006 FINANCIAL RESULTS AND
CASH RESERVES UPDATE

Palatine, IL, November 3, 2006: Acura Pharmaceuticals, Inc. (OTC.BB-ACUR) today announced a net loss of $3.1 million or $0.01 per share for the quarter ending September 30, 2006 compared to a net loss of $1.6 million or $0.07 per share for the same period in 2005. Included in the 2006 and 2005 quarterly results is a non cash compensation expense of $1.0 million and $0.2 million respectively, primarily pertaining to the Company’s issued and outstanding stock options and restricted stock units.

For the nine months ended September 30, 2006 the Company had a net loss of $9.9 million or $0.03 per share compared to a net loss of $5.0 million or $0.22 per share in 2005. Included in the 2006 and 2005 nine month results is a non cash compensation expense of $5.1 million and $0.8 million respectively, primarily pertaining to the Company’s issued and outstanding stock options and restricted stock units.

The 2006 weighted average number of outstanding common shares reflect the conversion of all outstanding preferred shares into common shares in the fourth quarter of 2005. Highlights of the Company’s consolidated balance sheets and statements of operations appear below. Detailed financial statements are included in the Company’s Form 10-Q for the quarter ended September 30, 2006 filed with the Securities and Exchange Commission.

Cash Reserves Update

The Company estimates that its current cash reserves, including the net proceeds from the October 2006 Bridge Loan, will fund Aversion® Technology product development and operating activities through mid November, 2006. To continue operating thereafter, the Company must raise additional financing or enter into appropriate agreements with pharmaceutical company partners providing for cash payments to the Company relating to our Aversion® Technology. No assurance can be given that the Company will be successful in obtaining any such financing or in securing agreements with pharmaceutical company partners on acceptable terms, if at all, or if secured, that such financing or partner agreements will provide for payments to the Company sufficient to continue funding operations. In the absence of such financing or partner agreements, the Company will be required to scale back or terminate operations and/or seek protection under applicable bankruptcy laws.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc., together with its subsidiary, is a specialty pharmaceutical company primarily engaged in research, development and manufacture of innovative abuse deterrent, abuse resistant and tamper resistant formulations ("Aversion® Technology") intended for use in orally administered opioid-containing pharmaceutical products.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, the Company’s ability to secure additional financing to fund continued product development and operations, the Company’s ability to enter into contractual arrangements with qualified pharmaceutical partners to license, develop and commercialize the Company’s technology and product candidates, the Company’s ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties, and the Company’s ability to fulfill the FDA’s requirements for approving the Company’s product candidates for commercial distribution in the United States, including, without limitation, the adequacy of the results of the clinical studies completed to date and the results of other clinical studies, to support FDA approval of the Company’s product candidates, the adequacy of the development program for the Company’s product candidates, changes in regulatory requirements, adverse safety findings relating to the Company’s product candidates, the risk that the FDA may not agree with the Company’s analysis of its clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or otherwise, the risk that further studies of the Company’s product candidates are not positive, and the uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process. You are encouraged to review other important risk factors relating to the Company on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in Company filings with the Securities and Exchange Commission. The Company is at development stage and may never have any products or technologies that generate revenue. Acura Pharmaceuticals, Inc. assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. All Acura Pharmaceuticals, Inc. press releases may be reviewed at www.acurapharm.com.

ACURA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	(unaudited)		(unaudited)
	Nine Months Ended		Three Months Ended
	September 30		September 30
	2006	2005	2006	2005
Operating Costs
Research and Development	$4,174	$2,527	$1,630	$845
Marketing, General and Administrative	4,754	2,120	1,031	628
Loss from Operations	(8,928)	(4,647)	(2,661)	(1,473)

Other Income (Expense)
Interest Expense	(800)	(434)	(305)	(171)
Interest Income	14	30	4	6
(Loss) Gain on Asset Disposals	(10)	85	7	3
Other	(142)	1	(142)	-
Net Loss	$(9,866)	$(4,965)	$(3,097)	$(1,635)

Basic and Diluted Loss Per Common Share	$(0.03)	$(0.22)	$(0.01)	$(0.07)

Weighted Average Number of Outstanding Common Shares	343,947	22,906	346,835	23,169

ACURA PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(unaudited)	(audited)
	At September 30	At December 31
	2006	2005
Current Assets	$470	$444
Property, Plant and Equipment, Net	1,194	1,341
Other Assets	7	7
Total Assets	$1,671	$1,792

Current Liabilities	11,922	2,922
Long Term Portion of Capital Lease Obligations and Note Payable	13	5,032
Stockholders' Deficit	(10,264)	(6,162)
Total Liabilities and Stockholders' Deficit	$1,671	$1,792